Exhibit 99.1
PERIMETER SOLUTIONS, INC.

NOTICE OF RATIFICATION OF CORPORATE ACT

Notice is hereby given, pursuant to Section 204 (“Section 204”) of the General Corporation Law of the State of Delaware (the “DGCL”), that on October 29, 2025, the board of directors (the “Board”) of Perimeter Solutions, Inc., a Delaware corporation (the “Corporation”), adopted the resolutions attached hereto as Exhibit A and incorporated herein by reference (the “Ratification Resolutions”).

Any claim that the “defective corporate acts” or “putative stock” (as such terms are defined in subsection (h) of Section 204) ratified pursuant to the Ratification Resolutions are void or voidable due to the failures of authorization set forth in the Ratification Resolutions or that the Court of Chancery of the State of Delaware should declare in its discretion that such ratifications in accordance with Section 204 not be effective or be effective only on certain conditions must be brought within 120 days from the later of the “validation effective time” (as such term is defined in subsection (h) of Section 204) or the time at which this notice is given.

THIS NOTICE IS BEING GIVEN ON OCTOBER 30, 2025.

Exhibit A

Initial Board Ratification Resolutions

PROPOSED RESOLUTIONS OF
THE BOARD OF DIRECTORS OF
PERIMETER SOLUTIONS, INC.

RATIFICATION

WHEREAS, the persons exercising the powers of directors of Perimeter Solutions, Inc., a Delaware corporation (the “Corporation”), under claim and color of an election or appointment as such have been advised that upon a review of the Corporation’s records, it was determined that there are certain corporate irregularities that create uncertainty with respect of the election of the initial board of directors of the Corporation (the “Initial Board”) pursuant to Section 108 of the General Corporation Law of the State of Delaware (the “DGCL”) in connection with the domestication of Perimeter Solutions, SA, a Luxembourg public limited liability company, as the Corporation.

WHEREAS, Section 204 of the DGCL (“Section 204”) provides, among other things, that no “defective corporate act” shall be void or voidable solely as a result of a “failure of authorization” (as such terms are defined in subsection (h) of Section 204) if ratified in accordance with Section 204, including the ratification in respect of the election of the Initial Board pursuant to subsection (b)(2) of Section 204.

WHEREAS, the persons exercising the powers of directors of the Corporation under claim and color of an election or appointment as such determined that it is advisable and in the best interests of the Corporation and its stockholders to adopt the following resolutions to ratify the defective corporate acts set forth below.

Election of Initial Board

WHEREAS, the Certificate of Incorporation of the Corporation was filed on November 20, 2024 (the “Original Certificate”) with the Secretary of State of the State of Delaware by the incorporator of the Corporation (the “Incorporator”).

WHEREAS, the Original Certificate did not name the initial directors of the Corporation as permitted by Section 102 of the DGCL, and Corporation cannot locate a record of the Incorporator electing the initial directors of the Corporation in accordance with Section 108 of the DGCL.

NOW, THEREFORE, BE IT RESOLVED, that:

A.The names of the persons who first took action in the name of the Corporation as the Initial Board are W. Nicholas Howley, William N. Thorndike, Jr., Edward Goldberg, Haitham Khouri, Vivek Raj, Tracy Britt Cool, Sean Hennessy, Robert S. Henderson, Bernt Iversen II, and Jorge L. Valladares III.

B.The earlier of the date on which the persons identified in paragraph (A) of this resolution first took such action or was purported to have been elected as the Initial Board is December 11, 2024, when such persons took action as the Initial Board to adopt and approve the 2025 budget for the Corporation.

C.The ratification of the election of the persons identified in paragraph (A) of this resolution is hereby approved.

Common Law Ratification

RESOLVED, that, in addition to the ratification permitted by Section 204, each of the foregoing defective corporate acts is hereby approved, adopted, confirmed, and ratified for all purposes of, to the fullest extent permitted by, the common law of Delaware and any other corporate law.

Notice to Stockholders

RESOLVED, that the officers of the Corporation be, and each of them hereby is, authorized, empowered, and directed to provide, for, in the name of, and on behalf of the Corporation, notice of the adoption of these resolutions in accordance with Section 204.

OMNIBUS

RESOLVED, that the officers of the Corporation be, and each of them hereby is, authorized and empowered to take any and all such further action, to execute, deliver, and file any and all such further agreements, instruments, documents, certificates, and communications and to pay such expenses, in the name and on behalf of the Corporation, as such officer may deem necessary or advisable to effectuate the purposes and intent of these resolutions, the taking of such actions, the execution, delivery, and filing of such agreements, instruments, documents, certificates, or communications, and the payment of such expenses by any such officer to be conclusive evidence of his or her authorization hereunder and necessity, advisability, and approval thereof.

RESOLVED, that all actions heretofore taken by any director, officer, or agent of the Corporation, for, in the name of, and on behalf of the Corporation, with respect to any of the matters referenced in the foregoing resolutions are hereby ratified, approved, and confirmed in all respects.